UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12b-25


                                                   Commission File Number 1-7083

                          NOTIFICATION OF LATE FILING

(Check One):    [ ] Form 10-K      [ ] Form 11-K      [ ] Form 20-F
                [x] Form 10-Q      [ ] Form N-SAR

For Period Ended: June 30, 1997

[ ] Transition Report on Form 10-K        [ ] Transition Report on Form 10-Q

[ ] Transition Report on Form 20-F        [ ] Transition Report on Form N-SAR

[ ] Transition Report on Form 11-K

For the Transition Period Ended: _____________________

Read attached instruction sheet before preparing form. Please print or type.

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:______________________
_____________________________________________________________________________.

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant      Crestar Financial Corporation
                        -----------------------------------------

Former name if applicable
                          ---------------------------------------

Address of principal executive office (street and number)
              919 East Main Street, P.O. Box 26665
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City, state and zip code   Richmond, Virginia 23261-6665
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                                    PART II
                             RULE 12b-25(b) and (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate item.)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form
        10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date;
        or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

        State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

        Registrant has raised an issue with the accounting staff of the Commission which should be resolved within five calendar days.


                                    PART IV
                               OTHER INFORMATION

        (1) Name and telephone number of person to contact in regard to this notification

     James D. Barr               (804) 782-6762
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       (Name)                (Area Code) (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify such report(s).
                                  [x] Yes      [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                  [ ] Yes      [x] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Crestar Financial Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date August 15, 1997                      By /s/ James D. Barr
     -----------------                      ---------------------------------
                                                James D. Barr
                                                Group Executive Vice President,
                                                Controller and Treasurer